Exhibit 99.1

FOR IMMEDIATE RELEASE

OTCQX: DFFN

Diffusion Pharmaceuticals Provides Corporate Highlights and Reports First Quarter 2016 Results

Charlottesville, Virginia (May 16, 2016) - Diffusion Pharmaceuticals Inc. (OTCQX: DFFN), a clinical stage biotechnology company focused on the development of novel small molecule therapeutics for cancer, today reported financial results for the first quarter ended March 31, 2016 and provided an overview of recent corporate highlights. The quarterly results will be filed shortly on Form 10-Q with the SEC.

David Kalergis, Chairman and Chief Executive Officer of Diffusion, said, "We are pleased with the direction that we are heading following the merger with RestorGenex Corporation. We are continuing to expand our team and welcomed Tom Byrne as General Counsel. We also continue to advance our plan to expand the clinical development pipeline for TSC from GBM to first line pancreatic cancer."

Corporate Highlights

In January 2016, Diffusion Pharmaceuticals LLC completed a reverse merger with RestorGenex Corporation in an all-stock transaction. Following the close of the reverse merger, RestorGenex was renamed Diffusion Pharmaceuticals Inc. and its ticker symbol was changed to "DFFN".

In April 2016, Thomas Byrne joined Diffusion as General Counsel and transitioned from his prior positon on the Board of Directors. Mr. Byrne is continuing to oversee Diffusion’s intellectual property strategy, which he has directed since Diffusion was founded in 2001.

First Quarter 2016 Results

Research and development expenses were $2.4 million for the quarter ended March 31, 2016, compared to $732,000 for the quarter ended March 31, 2015. This increase was primarily a result of an increase in drug manufacturing costs and initiating the TSC pancreatic cancer program.

General and administrative expenses were $3.9 million for the quarter ended March 31, 2016, compared to $459,000 for the quarter ended March 31, 2015. The increase was attributed to costs associated with the merger and operating as a public company, including corporate insurance, professional fees and financial reporting fees.

Net loss was $6.2 million for the quarter ended March 31, 2016, compared to a net loss of $1.2 million for the quarter ended March 31, 2015. The increase in the net loss was due primarily to higher expenses associated with the increased research and development expenses, and general and administrative expenses summarized above.

Cash and cash equivalents were $5.9 million for the quarter ended March 31, 2016, compared to $2.0 million for quarter ended March 31, 2015.

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is a clinical stage biotechnology company focused on extending the life expectancy of cancer patients by improving the effectiveness of current standard-of-care treatments including radiation therapy and chemotherapy. Diffusion is developing its lead drug, trans sodium crocetinate (TSC), for use in the many cancer types in which tumor hypoxia (oxygen deprivation) is known to diminish the effectiveness of current treatments. TSC targets the cancer's hypoxic micro-environment, re-oxygenating treatment-resistant tissue and making the cancer cells more vulnerable to the therapeutic effects of treatments such as radiation therapy and chemotherapy, without the apparent addition of any serious side effects.

A Phase 2 clinical program, completed in the second quarter of 2015, evaluated 59 patients with newly diagnosed glioblastoma multiforme (GBM). This open label, historically controlled study demonstrated a favorable safety and efficacy profile for TSC combined with standard of care. The

U.S. Food and Drug Administration has agreed upon the design of a Phase 3 trial in newly diagnosed GBM. Additional planned studies include a Phase 2 trial in pancreatic cancer and a study in brain metastases. Due to its novel mechanism of action, TSC has safely re-oxygenated a range of tumor types in our preclinical and clinical studies. Diffusion believes its therapeutic potential is not limited to specific tumors, thereby making it potentially useful to improve standard- of-care treatments of other life-threatening cancers. We also believe that TSC has potential application in other indications involving hypoxia, such as stroke and neurodegenerative diseases.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company's plans, objectives, expectations and intentions with respect to future operations and products, the potential of the combined company's technology and product candidates, the anticipated timing of future clinical trials, the anticipated financial position, operating results and growth prospects of the combined company and other statements that are not historical in nature, particularly those that utilize terminology such as "would," "will," ''plans," ''possibility, " "potential," "future," "expects, " "anticipates," "believes," "intends," "continue," "expects," other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the company's actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include; general business and economic conditions; the company's need for and ability to obtain additional financing; and the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance. All forward-looking statements in this news release speak only as of the date of this news release and are based on Diffusion management's current beliefs and expectations. Diffusion undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Diffusion Pharmaceuticals Contacts

David Kalergis

Chief Executive Officer Diffusion Pharmaceuticals Inc.

(434) 220-0718

dkalergis@diffusionpharma.com

Stephanie Carrington ICR Inc.

(646) 277-1282

Stephanie.Carrington@icrinc.com